Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement”) is made and entered into between Albert P. L. Stroucken (the “Executive”) and H.B. Fuller Company (the “Company”) this 20th day of November, 2006.

WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of March 30, 2004 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement was adopted for a term ending on March 31, 2007; and

WHEREAS, Executive advised the Company that he did not intend either to extend the term of the Employment Agreement following its scheduled expiration on March 31, 2007 or to negotiate a new employment agreement; and

WHEREAS, in light of the foregoing, Executive and the Company have engaged in comprehensive discussions concerning Executive’s separation from employment and the timing thereof, and have arrived at the following arrangement establishing their respective rights and obligations, including a reduction of Four million dollars ($4,000,000.00) from payments and benefits Executive otherwise would have received in connection with Executive’s separation from the Company, intending to resolve all issues, differences and actual or potential claims between them including, but not limited to, any claims that might arise out of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, Executive and the Company agree as follows:

1. Resignation. Executive’s resignation from his positions of Chairman of the Board, President, Chief Executive Officer and director of the Company shall be effective as of the close of business on Friday, December 1, 2006 (the “Separation Date”). Executive shall continue to receive his current Base Salary through the Separation Date, at which point his employment shall terminate.

2. Executive Plans. Notwithstanding Executive’s resignation as of the Separation Date, the Company shall pay to Executive an amount equal to the value of such Performance Unit Awards (“PUP”) and Covered Employee Annual Incentive Awards (Short Term Incentive Plan) as would otherwise have been payable to Executive under the terms of the Company’s Annual and Long-Term Incentive Plan for the Plan Year ending December 2, 2006 (the “Plan”) and Executive’s Award Agreement. The payment(s) shall be made to Executive at the same time(s) as payments are made to other participants under the terms of the Plan, but in no event later than March 15, 2007.

3. Stock and Stock Options. All shares of restricted stock and stock options granted to Executive that by their terms remain unvested on the Separation Date shall become fully vested as of the Separation Date. In addition, the expiration date of all stock options granted to Executive that by their terms remain unvested on the Separation Date shall be extended from the Separation Date until the close of business on February 1, 2007.

4. Retirement Benefit Plans. Executive’s eligibility to participate in the Company’s pension and 401(k) retirement savings plans shall cease as of the Separation Date, but Executive shall be entitled to receive the value of his vested accounts or benefits pursuant to the applicable terms of each such plan.

5. SERP. Executive’s eligibility to participate in his Supplemental Executive Retirement Plan (“SERP”) shall cease as of the Separation Date and the payment provided for under Section 9(c) of this Agreement is in lieu of any benefit Executive would otherwise be entitled to receive under the SERP.

6. Welfare Benefit Plans. The Company shall cease to be obligated to provide life, personal accident, medical, dental and disability benefits and insurance coverages for the Executive effective as of the Separation Date.

7. Executive Perquisites. The Company shall cease to be obligated to pay Executive’s automobile, financial counseling, and executive physical examination allowances effective as of the Separation Date.

8. Relocation. Executive shall be eligible to receive relocation assistance and benefits for relocation to Pittsburgh or other U.S. city of his choosing, in accordance with the Company’s relocation policy.

9. Company Payments. Notwithstanding any other provisions of the Employment Agreement, and in consideration of the arrangements for Executive’s resignation mutually agreed to between the Company and Executive, the Company shall make the following payments to Executive:

a.	The gross sum of Eight hundred two thousand, four hundred thirty-one dollars ($802,431.00) to be paid to Executive as salary continuation in three equal installments, payable on each of the first three anniversary dates of the Separation Date;

b.	The gross sum of One million, seven hundred sixty-eight thousand, eight hundred eighty-six dollars ($1,768,886.00) to be paid to Executive as incentive compensation continuation in three equal installments, payable on each of the first three anniversary dates of the Separation Date;

c.	The gross sum of Six million, one hundred eighteen thousand, six hundred sixty-seven dollars ($6,118,667.00) as a SERP benefit, payable to Executive on a date that is six months after the Separation Date, plus accrued interest as provided under the terms of the SERP, with such amount to be adjusted as provided under the terms of the SERP for the use of specific offsets from prior employer benefits and actual Social Security benefits payable at age 62, based upon no additional earnings after the Separation Date.

d.	The gross sum payable to Executive as deferred compensation under the Company’s Key Employee Deferred Compensation Plan and as provided in the deferral schedule attached hereto as Exhibit A, which schedule shall be subject to any adjustment which may be required to ensure compliance with Internal Revenue Code § 409A. As of November 7, 2006, such gross sum was four million, seven hundred ninety-one thousand, eight hundred eighty-six dollars ($4,791,886.00).

10. Withholding. Unless expressly stated otherwise herein, all of the payments to be made to Executive pursuant to this Separation Agreement shall be subject to all withholding and/or deductions required by applicable law.

11. Restrictive Covenant. Executive acknowledges and agrees that Executive’s covenants and agreements as set forth in Article 4 of the Employment Agreement shall remain fully binding and effective as specified by their terms for a period ending on March 31, 2010.

12. Release of Claims. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the Company’s hiring of Executive,

Executive’s employment with the Company, Executive’s compensation while employed with the Company, and Executive’s resignation from employment with the Company. Executive agrees that, in exchange for the Company’s promises in this Separation Agreement and in exchange for the consideration to be paid to Executive by the Company as described above, Executive, on behalf of himself and his heirs, successors and assigns, hereby releases and forever discharges the Company, its subsidiaries and affiliates and all of their respective agents, officers, employees, directors, shareholders and insurers (hereinafter, collectively “Fuller”) from any and all liability, claims, charges, demands or causes of action, which have or could be asserted against Fuller arising out of or in any way relating to Executive’s employment, or the cessation of his employment, with Fuller or any other occurrence whatsoever arising on or before the date this Release is executed, including but not limited to:

A. Any claims, demands, or causes of action arising under, or any claim for relief on the basis of, an alleged violation of the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act, Title 42 U.S. Section 1985, the Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Minnesota Human Rights Act, and/or any other federal, state or local statute, ordinance, or regulation dealing in any way with employment or employment discrimination;

B. Any claims, demands, or causes of action on the basis of any breach of an expressed or implied employment contract under the common law of the State of Minnesota, or any other state, or on the basis of any claim of defamation, wrongful discharge, and/or any other common law, statutory, or tort or any other claim whatsoever arising out of or in any way relating to Executive’s employment with and resignation from employment with Fuller and/or any other occurrence prior to the date of this release, but excluding: (i) any claims which Executive cannot waive as a matter of law; and (ii) any claims for breach of the Company’s obligation with this Release; (iii) any claims arising from events occurring after the execution of this release; and (iv) Executive’s right to indemnification under the Company’s articles of incorporation and its bylaws.

C. Executive warrants that he is legally competent to execute this release and accept full responsibility therefore. Executive also agrees that he is signing this release voluntarily and with full knowledge of its significance and legal consequence. Executive acknowledges and agrees that he has been advised to consult with an attorney before signing this release and that Fuller has given him a full twenty-one (21) days within which to consider this release, before signing, if he so desires.

D. Executive understands that he may rescind (that is, cancel) this release within seven (7) calendar days of signing it to reinstate claims under the Age Discrimination in Employment Act of 1967 and within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. To be effective, any such rescission must be in writing and delivered to Fuller in care of the Vice-President, Human Resources, 1200 Willow Lake Boulevard, St. Paul, Minnesota. If delivered by mail, such rescission must be postmarked within the applicable rescission period and sent by certified mail, return receipt to H.B. Fuller Company at P.O. Box 64683, St. Paul, Minnesota 55164-0683, attention Vice-President, Human Resources. Executive understands this release is effective upon signing, and that he has no right to rescind the release of for claims not specifically set forth in this paragraph D. Executive understands that this release is a compromise and final settlement of all claims and fully discharges Fuller from any further obligations except those expressly specified in this Separation Agreement.

13. Company Property. Executive agrees that, within seven business days following the Separation Date, he shall return to the Company all Company books, records or other property in his possession under his control which, to date, has not already been returned.

14. Entire Agreement. This Separation Agreement contains the entire understanding between the parties with respect to Executive’s employment with the Company and his resignation from employment with the Company. Executive hereby affirms that his rights to payments or benefits from the Employer by reason of such resignation are specified exclusively and completely by this Separation Agreement. Any modification of, or addition to, this Separation Agreement must be in writing signed by Executive and by an authorized representative of the Company.

15. Non-Admission. This Separation Agreement shall not in any way be construed as an admission by the Company or by Executive that either has acted wrongfully with respect to the other or any other person.

16. Non-assignability. This Separation Agreement is personal to Executive and may not be assigned by Executive without the written agreement of the Company. This Agreement shall be binding on the Company, its successors and assigns.

17. Third Party Benefit. Nothing in this Separation Agreement, express or implied, is intended to confer upon any person any rights, remedies or entitlements of any nature whatsoever. However, if Executive is deceased prior to the Company’s payment to him in full of the cash amounts owed to him under this Separation Agreement, any such amounts remaining due shall be paid by the Company to the Executive’s estate.

18. Choice of Law. This Separation Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

19. Executive’s Acknowledgment. Executive acknowledges and agrees that he has received and read this Separation Agreement, that its provisions are understandable to him, and that he fully appreciates and understands the meaning of the terms of this Separation Agreement and their effect. Executive acknowledges and agrees that he has been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Separation Agreement and that he has been advised to, and is fully aware of his right to, consult with an attorney for advice in connection with this Separation Agreement prior to signing the it. Executive acknowledges that he has entered into this Separation Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

/s/ Albert P. L. Stroucken
Albert P. L. Stroucken

H.B. Fuller Company

By	/s/ Lee R. Mitau

Its	Chair of Corporate Governance and Nominating Committee

Albert P. Stroucken	Exhibit A

Key Employee Deferred Compensation Plan

Deferral Year	Payment Election - Installments	Frequency	Payment Start Given A 12-01-06 Termination	Account Balance As Of 11-07-06
2006	1	Annual	Jun-07	$108,240
2005	1	Annual	Jun-07	$1,076,766	*
2004	11	Annual	Jan-07	$311,836
2003	11	Annual	Jan-07	$403,969
2002	132	Monthly	Jan-07	$1,369,843
2001	132	Monthly	Jan-07	$723,108
2000	132	Monthly	Jan-07	$798,124
				$4,791,886

*	Includes FY 2004 PUP payments credited in 2005